Exhibit 10.4

JACOBS SOLUTIONS INC.
RESTRICTED STOCK UNIT AGREEMENT
(Performance Shares - ROIC)

(Awarded Pursuant to the Jacobs Solutions Inc. 2023 Stock Incentive Plan)
This Agreement is executed as of _______________, by and between Jacobs Solutions Inc. (the “Company” or “Jacobs”) and _______________ (“Employee”) pursuant to the Jacobs Solutions Inc. 2023 Stock Incentive Plan, as may be amended from time to time (the “Plan”). Unless the context clearly indicates otherwise, all terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan. The Agreement also includes the provisions included in the Terms and Conditions for International Employees (“Terms for International Employees”), which is applicable to Employee if Employee is employed or resides outside the United States.
1.Restricted Stock Units
Pursuant to the Plan, and in consideration for services rendered or to be rendered to the Company or Related Company or for their benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee an award of Restricted Stock Units in accordance with the Plan and the terms and conditions of this Agreement (the “Award”). The target number of Restricted Stock Units Employee is eligible to earn under this Agreement is ________________ (the “Target ROIC Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Jacobs Common Stock (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan. If, with respect to the Restricted Stock Units, Employee has made an effective and operative deferral election (“EDP Deferral Election”) under the Jacobs Solutions Inc. Executive Deferral Plan, as amended (“EDP”) with respect to the shares underlying this Agreement, the terms of the EDP and EDP Deferral Election governing the time of delivery of the shares underlying this Agreement that become vested, if any, are incorporated by reference herein.
2.Vesting and Distribution
(a)The Award shall not be vested as of the Award Date and shall be forfeitable by Employee without consideration or compensation unless and until otherwise vested pursuant to the terms of this Agreement.
(b)The number of Restricted Stock Units earned under this Agreement shall be equal to the Target ROIC Restricted Stock Units multiplied by the sum of the ROIC Performance Multiplier (as defined herein) and the rTSR Modifier (as defined herein). The “ROIC Performance Multiplier” will be determined based upon the Company’s average annual ROIC (as defined herein) over the three-year period starting on the first day of fiscal 20__ and ending the last day

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of fiscal 20__ (the “Performance Period”) (the “Earned ROIC Restricted Stock Units”). The “rTSR Modifier,” which may be positive or negative, will be determined based upon the relative total shareholder return (the “rTSR”) of Jacob’s Common Stock compared to its Compensation Peers (defined below) over the Performance Period.
Employee is eligible to earn between 0% and 200% of the Target ROIC Restricted Stock Units based on the Company’s ROIC results, which amount will then be modified (i.e., subject to increase or decrease between -25% and +25%) based on the Company’s rTSR at the end of the Performance Period, in each case as described below. The minimum number of Earned ROIC Restricted Stock Units that could be earned under this Award is equal to 0% of the Target ROIC Restricted Stock Units, and the maximum number of Earned ROIC Restricted Stock Units that could be earned under this Award is equal to 200% of the Target ROIC Restricted Stock Units, regardless of rTSR results.

The Return on Invested Capital Performance Multiplier

The ROIC Performance Multiplier will be calculated as set forth in the following table based upon the average ROIC over the Performance Period:
Fiscal Year 20__ through Fiscal Year 20__

Average ROIC	ROIC Performance Multiplier
0%
25%
100%
200%

The ROIC Performance Multiplier will be determined using straight-line interpolation based on the actual average ROIC results other than those listed in the chart above.
For purposes of this Section 2(b), the “Return on Invested Capital” for any fiscal period is computed by dividing Adjusted Net Earnings by the Average of Beginning and Ending Invested Capital during the period, and where invested capital is the sum of equity plus long term debt less cash and cash equivalents. Adjusted Net Earnings means the Net Earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with accounting principles generally accepted in the United States (“GAAP”) (A) as may be adjusted to eliminate the effects of (i) costs associated with restructuring activities, as determined in accordance with GAAP, regardless of whether the Company discloses publicly the amount of such restructuring costs or the fact that the Company engaged in restructuring activities during the periods restructuring costs were incurred; and (ii) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of this adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Committee has made a finding are unusual

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in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For purposes of this part (B), such events or transactions could include: (i) settlements of claims and litigation; (ii) disposals of operations including a disposition of a significant amount of the Company’s assets; (iii) losses on sales of investments; (iv) changes in laws and/or regulations; and (v) natural disasters, epidemics, pandemics or other acts of God. “Invested Capital” means (i) the value of the Company’s equity as reported in its consolidated financial statements for such period determined in accordance with GAAP, plus (ii) the value of the Company’s debt as reported in its consolidated financial statements for such period determined in accordance with GAAP, minus (iii) the Company’s cash and cash equivalent assets as reported in its consolidated financial statements for such period determined in accordance with GAAP.
The Relative Total Shareholder Return Modifier
The rTSR Modifier will be calculated as set forth in the following table based on the Company’s rTSR compared to the Company’s peer group used for executive compensation benchmarking (the “Compensation Group”), as described in the Company’s Definitive Proxy Statement for the 20__ Annual Meeting of Shareholders, over the Performance Period:

	rTSR Percentile	rTSR Modifier
Maximum	≥75th	+25%
Target	50th	0%
Threshold	≤25th	-25%

The rTSR Modifier between Threshold and Target and between Target and Maximum will be determined using straight-line interpolation based on the Company’s actual rTSR results.
For purposes of this Section 2(b), “rTSR” means the Company’s total shareholder return (“TSR”) as compared to the TSR of each member of the Compensation Group, expressed as a percentile ranking the Company’s TSR relative to the TSR of the Compensation Group over the Performance Period. For purposes of calculating TSR under this Section 2(b), the beginning stock price will be the average stock price over the 30 calendar day period preceding the beginning of the Performance Period, and the ending stock price will be the average stock price over the 30 calendar day period ending on the last day of the Performance Period. Any dividend payments over the Performance Period by the Company or any of the companies in the Compensation Group will be deemed re-invested on the ex-dividend date in additional shares of the company.
(c)After the Award Date, a number of Restricted Stock Units equal to the Earned ROIC Restricted Stock Units will become 100% vested (referred to as “Vested Units”) on November __, 20__ (the “Maturity Date”), provided that, except as provided in Section 2(d) below, Employee remains continuously employed by the Company or Related Company through such Maturity Date.

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(d)Notwithstanding anything in this Agreement or Schedule B of the Plan to the contrary, in the event that Employee’s employment with the Company or Related Company terminates prior to the Maturity Date as a result of Employee’s Retirement, death, or Disability, this Award shall remain outstanding and shall vest on the Maturity Date based on the Company’s average Return on Invested Capital over the Performance Period; provided, that on the Maturity Date only a pro-rated portion (based on the number of days, during the period between the Award Date and the Maturity Date, that Employee was employed by the Company or Related Company prior to Employee’s Retirement death, or Disability) of the Earned ROIC Restricted Stock Units will become vested, with the remainder of the Award forfeited at that time. The foregoing notwithstanding, in the event of Employee’s termination of employment from the Company due to an involuntary layoff (e.g., reduction in force or redundancy action), the vesting period for Restricted Stock Units awarded under this Agreement shall continue to vest for a nine (9) month period following the date of Employee’s termination.
(e)Notwithstanding anything in this Agreement or Schedule B of the Plan to the contrary, in the event of a Change in Control, the number of Earned ROIC Restricted Stock Units shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date, with the number of Earned ROIC Restricted Stock Units determined as set forth in Section 2(b) hereof, except that: (1) if the Change in Control occurs prior to the last day of fiscal year 20__, the ROIC Performance Multiplier and the rTSR Modifier will be 100%; and (2) if the Change in Control occurs upon or after the last day of fiscal year 20__, (i) the ROIC Performance Multiplier shall be determined pursuant to Section 2(b) based upon the Company’s average Return on Invested Capital based on information available as of the Change in Control (taking into account the consideration per share to be paid in the Change in Control transaction) and (ii) the rTSR Modifier shall be determined pursuant to Section 2(b) based upon the Company’s TSR and the TSR of each of the companies in the Compensation Group through the date of the Change in Control (and, with respect to the Company, taking into account the consideration per share to be paid in the Change in Control transaction).
Following a Change in Control, except as otherwise set forth in the Plan (including Schedule B thereof), the Earned ROIC Restricted Stock Units shall remain outstanding and subject to the terms and conditions of the Plan and this Agreement, including the vesting condition of continued employment through the Maturity Date.
(f)Except as set forth herein and in the Plan (including Schedule B thereof, the terms of which shall apply to the Award), Employee has no rights, partial or otherwise, in the Award and/or any shares of Jacobs Common Stock subject thereto unless and until the Award has been earned and vested pursuant to this Section 2.
(g)Each Vested Unit shall be settled by the delivery of one share of Common Stock (subject to adjustment under the Plan), unless the Committee elects to settle the Vested Unit in another form of consideration of equivalent value (as determined by the Committee in its sole discretion) in connection with or following a Change in Control. If Employee has not made any EDP Deferral Election with respect to Restricted Stock Units that become vested, settlement will occur as soon as practicable following certification by the Company of the number of Earned ROIC Restricted Stock Units and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of the Plan, including Schedule B thereof, or Section 2(d) above), but in no event later than 30 days following the Maturity Date (or such earlier date that the Award becomes vested). If Employee has made an EDP Deferral Election, deferred Vested Units shall be settled as soon as practicable following the date elected on Employee’s operative

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EDP Deferral Election or other settlement date set forth under the terms of the EDP. In any event, no fractional shares shall be issued pursuant to this Agreement.
(h)The Award (and any rights and obligations thereunder) may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (i) by will, (ii) by the laws of descent and distribution or (iii) to any trust established solely for the benefit of Employee or any spouse, children or grandchildren of Employee, and the Award (and any rights thereunder) will be exercisable during the life of Employee only by Employee or Employee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 2(h) will be null and void, and if the Award is hedged in any manner, it will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. After the shares of Jacobs Common Stock issued under the Award have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Company’s trading policies as may be in effect from time to time and applicable law.
3.Section 409A Compliance
Notwithstanding any other provision of the Plan or this Agreement to the contrary, it is intended that this Award shall be exempted from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Code (together with any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service, collectively “Section 409A”), or otherwise comply with the requirements of Section 409A, and the Plan shall be interpreted accordingly (including to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code). Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement or any EDP Deferral Election, including any taxes, penalties or interest imposed under Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment or benefit under this Agreement, or any other plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Employee by reason of Employee’s termination of employment, then (a) such payment or benefit shall be made or provided to Employee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of Employee’s separation from service (or Employee’s earlier death). Each payment under this Agreement will be treated as a separate payment under Section 409A of the Code.
4.Status of Participant
Except as set forth in this section, Employee shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of

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Jacobs Common Stock subject to the Award) with respect to either the Award granted hereunder or the shares of Jacobs Common Stock underlying the Award, unless and until such shares are issued in respect of Vested Units, and then only to the extent of such issued shares.
Notwithstanding the foregoing, Employee is entitled to a “Dividend Equivalent Right” under the EDP with respect to each Vested Unit for which delivery of the underlying share of Common Stock has been deferred pursuant to an EDP Deferral Election, to the extent the Company pays any cash dividend with respect to outstanding Jacobs Common Stock on or after the date on which such Vested Unit is deferred and while such Vested Unit remains outstanding. The term “Dividend Equivalent Right” shall mean a dollar amount equal to the per-share cash dividend paid by the Company.
Except as otherwise provided under the terms of the EDP or EDP Deferral Election, if applicable: (a) any Dividend Equivalent Right with respect to Vested Units will be paid to Employee in cash at the same time that the Company pays a dividend with respect to outstanding Jacobs Common Stock; and (b) Employee will not be credited with Dividend Equivalent Rights with respect to any Restricted Stock Unit prior to vesting or to any Restricted Stock Unit that, as of the record date for the relevant dividend, is no longer outstanding for any reason (e.g., because it has been settled in Common Stock or has been terminated), and Employee will not be entitled to any payment for Dividend Equivalent Rights with respect to any Restricted Stock Unit that terminates without vesting. For purposes of this Agreement, a Vested Unit that has not yet been settled (e.g., because of an EDP Deferral Election) shall be considered outstanding for purposes of this Section 4.
No shares may be issued in respect of Vested Units if, in the opinion of counsel for the Company, all then applicable requirements of the Securities and Exchange Commission and any other regulatory agencies having jurisdiction and of any stock exchange upon which the shares of the Company may be listed are not fully met, and, as a condition of the issuance of shares, Employee shall take all such action as counsel may advise is necessary for Employee to take to meet such requirements.
5.Nature of Award
In accepting the Award, Employee acknowledges, understands and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)The Award of the Restricted Stock Units hereunder is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or any benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)All decisions with respect to future Restricted Stock Unit or other awards, if any, will be at the sole discretion of the Company;

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(d)The Award and Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, or any Related Companies and shall not interfere with the ability of the Company, or any Related Company, as applicable, to terminate Employee’s employment or service relationship (if any);
(e)The Award and the shares of Jacobs Common Stock subject to the Award, the value of same, and any ultimate gain, loss, income or expense associated with the Award are not part of Employee’s normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)No claim or entitlement to compensation or damages shall arise from forfeiture of the Award for any reason, including forfeiture resulting from Employee ceasing to provide employment or other services to the Company or any Related Company (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any), and in consideration of the Award to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute or allow to be instituted on Employee’s behalf any claim against the Company or any of its Related Companies, waives Employee’s ability, if any, to bring any such claim, and releases the Company and any Related Companies from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
6.Data Privacy
Employee understands that the Company and/or a Related Company may hold certain personal information about Employee in connection with this Agreement (including the terms of the EDP and EDP Deferral Election to the extent applicable under Section 1), including, but not limited to, Employee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of Jacobs Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Jacobs Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan and this Agreement (“Data”).
Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal Data by and among, as applicable, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan and under this Agreement.
Employee understands that Data will be transferred to the Company’s broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country or countries in which such recipients reside or operate (e.g., the United States) may have different data privacy laws and protections than

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Employee’s country. Employee understands that if Employee resides outside the United States, Employee may request a list with the names and addresses of any potential recipients of the Data by contacting Employee’s local human resources representative. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan and this Agreement or as required under applicable law.
7.Payment of Withholding Taxes
Employee acknowledges that, regardless of any action taken by the Company or Related Companies or, if different, Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee or deemed by the Company, Related Company or the Employer in its discretion to be an appropriate charge to Employee even if legally applicable to the Company, Related Company or the Employer (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company, Related Company or the Employer. Employee further acknowledges and agrees that the Company or Related Company and/or the Employer may, if it so determines, offset any Employer tax liabilities deemed applicable to Employee by reducing the shares of Jacobs Common Stock otherwise deliverable to Employee pursuant to this Agreement. Employee further acknowledges that the Company, Related Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Jacobs Common Stock acquired pursuant to such settlement; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company, Related Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver any shares of Jacobs Common Stock to Employee until the obligation for any Tax-Related Items due in connection with the Award has been satisfied.
Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon settlement of the Award a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes as determined by the Company at the time the Award vests.
8.Services as Employee
Employee shall not be deemed to have ceased to be employed by the Company (or any Related Company) for purposes of this Agreement by reason of Employee’s transfer to a Related Company (or to the Company or to another Related Company). The Committee may determine

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that, for purposes of this Agreement, Employee shall be considered as still in the employ of the Company or of the Related Company while on leave of absence.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company or any Related Company, affects Employee’s status as an employee at will who is subject to termination without cause, confers upon Employee any right to remain employed by or in service to the Company or any Related Company, interferes in any way with the right of the Company or any Related Company, as applicable, at any time to terminate such employment or services, or affects the right of the Company or any Related Company, as applicable, to increase or decrease Employee’s other compensation or benefits. Nothing in this Section, however, is intended to adversely affect any independent contractual right of Employee (if any) without Employee’s consent thereto.
9.Miscellaneous Provisions
This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, (including the “Terms for International Employees”), the terms of the Plan shall prevail. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware. By accepting this Agreement, Employee agrees to submit to the jurisdiction and venue of any court of competent jurisdiction in Delaware without regard to conflict of laws, rules or principles, for any claim arising out of this Agreement.
10.Clawback
By signing (electronically or otherwise) this Agreement and/or electronically accepting the associated Award grant, Employee agrees to be bound by, and subject to, the terms and conditions of: (a) the Company’s Mandatory Clawback Policy (as may be amended from time to time) if Employee is or becomes a Section 16 executive officer, (b) the Company’s Enhanced Clawback Policy (as may be amended from time to time), including the restrictive covenants set forth therein, (c) any clawback and forfeiture provisions set forth in this Agreement and (d) any other clawback, forfeiture, recoupment, or similar requirement required to apply to incentive-based compensation granted to Employee under the programs, policies and procedures of the Company (as may be adopted from time to time) by any current or future applicable law or listing standard or regulatory body.
11.Agreement of Employee
By signing (electronically or otherwise) this Agreement and/or electronically accepting the associated Award grant, Employee (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan and all amendments and supplements thereto, and (3) appoints the officers of the Company as Employee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of

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Employee which, in the opinion of such attorney-in-fact, is necessary or prudent to effect the delivery of the Jacobs Common Stock to Employee or the forfeiture of the Award to the Company, in accordance with the terms and conditions of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.
JACOBS SOLUTIONS INC.
Robert V. Pragada
Chief Executive Officer